EXHIBIT 1.2

UNDERWRITING AGREEMENT

December 4, 2009

Forbes Energy Services Ltd.

3000 South Business Highway 281

Alice, Texas

78332

Attention:	Mr. John Crisp

Chairman, Chief Executive Officer and President

Dear Sir:

Re:	Offering of Common Shares

Paradigm Capital Inc. (the “Underwriter”) understands that Forbes Energy Services Ltd. (the “Corporation”) proposes to issue and sell an aggregate of 18,750,000 common shares of the Corporation (the “Bought Shares”) at a price of $0.80 per Bought Share.

Upon and subject to the terms and conditions contained in this Agreement, the Underwriter hereby agrees to purchase from the Corporation on the Closing Date (as defined herein) and the Corporation hereby agrees to sell to the Underwriter, all but not less than all of the 18,750,000 Bought Shares, at the purchase price of $0.80 per Bought Share, being an aggregate purchase price of $15,000,000.

In addition, subject to the terms and conditions hereof, the Corporation hereby grants to the Underwriter an option (the “Over-Allotment Option”), exercisable in full or in part by the Underwriter at any time for a period of 30 days from the Closing Date by written notice delivered to the Corporation, to purchase up to an additional 2,812,500 common shares (“Over-Allotment Shares”) at a price of $0.80 per common share for additional gross proceeds of up to $2,250,000. The Over-Allotment Option may only be exercised by written notice from the Underwriter to the Corporation and shall set forth the aggregate number of Over-Allotment Shares to be purchased and the date on which such Over-Allotment Shares are to be delivered, as determined by the Underwriter, but in no event will such date be earlier than the Closing Date, and unless the Underwriter and the Corporation otherwise agree in writing, such date must occur within the period commencing on the second Business Day and ending on the tenth Business Day after the date of such notice. Upon the furnishing of such notice, the Underwriter shall be obligated to purchase, and the Corporation shall be obligated to issue and sell, the number of Over-Allotment Shares therein indicated, the whole in accordance with and subject to the provisions hereof and subject to the requirements of Applicable Securities Laws (as hereinafter defined). The Bought Shares and Over-Allotment Shares are collectively referred to herein as the “Offered Shares”.

The Underwriter shall be entitled (but not obligated) in connection with the offering and sale of the Offered Shares to retain as sub-agents other registered securities dealers and may receive subscriptions for Offered Shares from subscribers through other registered dealers. The fee payable to any such sub-agent shall be for the account of the Underwriter.

The Corporation understands that although this offer for Offered Shares is presented on behalf of the Underwriter as the purchaser, the Underwriter will have the right to solicit orders and obtain substituted purchasers (the “Substituted Purchasers”) for the Offered Shares (including Accredited Investors (as defined in Schedule “A”) in the United States in the manner described in Schedule “A”) on behalf of the Corporation and the obligation of the Underwriter to purchase the Offered Shares shall be reduced by the number of Offered Shares purchased by the Substituted Purchasers. In addition, the Underwriter shall have the right to offer for sale and sell the Offered Shares pursuant to exemptions under applicable United States securities laws to Qualified Institutional Buyers (as defined in Schedule “A”) in the manner described in Schedule “A” and in such other jurisdictions as are agreed upon between the Corporation and the Underwriter. The Corporation and Underwriter agree that any offers and sales or purchases of the Offered Shares in the United States: (a) will be made in accordance with Schedule “A”, which forms part of this Agreement; (b) will be conducted in such a manner so as not to require registration thereof under the U.S. Securities Act or applicable state securities laws; and (c) will be conducted through the Underwriter or its U.S. registered broker-dealer affiliate in compliance with all other United States federal and state securities laws as well as regulatory authority rules. Each Substituted Purchaser purchasing Offered Shares pursuant to Schedule “A” shall execute and deliver a U.S. subscription agreement in the form attached to the final U.S. Placement Memorandum.

1.	Definitions

In this Agreement:

(a)	“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

(b)

“Agreement” means this agreement and not any particular article or section or other portion except as may be specified, and words such as “hereof”, “hereto”, “herein” and “hereby” refer to this Agreement as the context requires;

(c)	“AIF” means the annual information form of the Corporation which is comprised of the Company’s Annual Report on Form 10-K dated March 31, 2009, for the fiscal year ended December 31, 2008;

(d)	“Applicable Securities Laws” means, collectively, the Canadian Securities Laws and the U.S. Securities Laws;

(e)	“ASC” means the Alberta Securities Commission;

(f)	“Business Day” means a day which is not Saturday or Sunday or a legal holiday in the City of Calgary, Alberta;

(g)	“Canadian Securities Laws” means all applicable Canadian securities laws, rules, regulations, instruments and blanket orders in the Qualifying Provinces;

(h)	“Class B Shares” means the Class B shares of the Corporation;

(i)	“Closing Date” means December 17, 2009, or such other date as the parties hereto may agree;

(j)	“Closing Time” means 6:00 a.m. (Calgary time) on the Closing Date or such other time as the Underwriter and the Corporation may agree;

(k)	“Common Shares” means common shares of the Corporation and, where appropriate in the context, includes the Offered Shares;

(l)	“Corporation” or “Forbes” means Forbes Energy Services Ltd., a corporation incorporated pursuant to the laws of Bermuda;

(m)	“Corporation’s auditors” means BDO Seidman LLP, Chartered Accountants, Houston, Texas;

(n)	“Corporation’s counsel” means Bennett Jones LLP or such other legal counsel as the Corporation, with the consent of the Underwriter, may appoint;

(o)	“Corporation’s Former Auditors” means PricewaterhouseCoopers LLP;

(p)	“distribution” means “distribution” or “distribution to the public”, as the case may be, as defined under the Canadian Securities Laws, and “distribute” has a corresponding meaning;

(q)	“Documents” means, collectively, the documents incorporated by reference in the Prospectuses and any Supplementary Material including, without limitation:

(i)	the AIF;

(ii)	the Financial Statements;

(iii)	the Corporation’s management’s discussion and analysis of financial condition and results of operations contained in or incorporated by reference into the Prospectuses;

(iv)	the management information circular of the Corporation dated May 1, 2009, in connection with the annual meeting of shareholders of the Corporation held on May 28, 2009; and

(v)	all material change reports of the Corporation subsequent to December 31, 2008;

(r)	“Due Diligence Session” shall have the meaning set forth in subsection 3(d) hereof;

(s)	“Exchange” means the Toronto Stock Exchange;

(t)	“Final Passport System Receipt” means a receipt for the Prospectus issued in accordance with the Passport System;

(u)	“Financial Statements” means the financial statements contained in, or incorporated by reference into, the Prospectuses;

(v)

“Forbes Subsidiaries” means, collectively, Forbes Energy Services LLC, Forbes Energy Capital Inc., C.C. Forbes, LLC, TX Energy Services, LLC, Superior Tubing Testers, LLC, Forbes Energy International, LLC, Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services Mexico Servicios de Personal, S. de R.L. de C.V.;

(w)	“material change”, “material fact” and “misrepresentation” shall have the meanings ascribed thereto under the Canadian Securities Laws;

(x)	“MI 11-102” means Multilateral Instrument 11-102 Passport System of the Canadian Securities Administrators, as amended or replaced;

(y)	“NI 44-101” means National Instrument 44-101 Short Form Prospectus Distributions of the Canadian Securities Administrators, as amended or replaced;

(z)	“NP 11-202” means National Policy 11-202 Process for Prospectus Reviews in Multiple Jurisdictions of the Canadian Securities Administrators, as amended or replaced;

(aa)	“Passport System” means the system and procedures for the filing of prospectuses and related materials in one or more Canadian jurisdictions pursuant to MI 11-102 and NP 11-202;

(bb)	“Preference Shares” means preference shares of the Corporation;

(cc)	“Preliminary Passport System Receipt” means a receipt for the Preliminary Prospectus issued in accordance with the Passport System;

(dd)

“Preliminary Prospectus” means the preliminary short form prospectus of the Corporation to be dated December 4, 2009, and any amendments thereto, in respect of the distribution of the Offered Shares, including the documents incorporated by reference therein;

(ee)

“Prospectus” means the (final) short form prospectus of the Corporation and any amendments thereto, in respect of the distribution of the Offered Shares, including the documents incorporated by reference therein;

(ff)	“Prospectuses” means, collectively, the Preliminary Prospectus and the Prospectus;

(gg)

“Public Record” means all information filed by or on behalf of the Corporation with the Securities Commissions and the SEC, including, without limitation, the Documents, the Prospectuses, any Supplementary Material and any other information filed with any Securities Commission in compliance, or intended compliance, with any Canadian Securities Laws, and which is available to the public for review at www.sedar.com and with the SEC in compliance, or intended compliance, with any United States federal securities laws, and which is available to the public for review at www.sec.gov.com;

(hh)	“Qualifying Provinces” means all of the provinces of Canada, other than Québec;

(ii)	“Responses” means the responses delivered on behalf of the Corporation by certain officers of the Corporation at the Due Diligence Session;

(jj)	“SEC” means the United States Securities and Exchange Commission;

(kk)	“Securities Commissions” means the securities commissions or similar regulatory authorities in the Qualifying Provinces;

(ll)

“Selling Dealer Group” means the dealers and brokers other than the Underwriter and its U.S broker-dealer affiliates who participate in the offer and sale of the Offered Shares pursuant to this Agreement;

(mm)	“Subsidiary” means a subsidiary in respect of the Corporation within the meaning of the ABCA;

(nn)

“Supplementary Material” means, collectively, any amendment to the Preliminary Prospectus or Prospectus, any amended or supplemented Preliminary Prospectus or Prospectus or any ancillary material, information, evidence, return, report, application, statement or document filed by or on behalf of the Corporation under the Canadian Securities Laws;

(oo)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder;

(pp)	“Underwriter’s counsel” means Burstall Winger LLP or such other legal counsel as the Underwriter, with the consent of the Corporation, may appoint;

(qq)	“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(rr)

“U.S. Placement Memorandum” means the preliminary and/or the final U.S. Placement Memorandum for the offering of the Offered Shares in the United States, in the form agreed to by the Corporation and the Underwriter;

(ss)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(tt)	“U.S. Securities Laws” means the United States federal securities laws, including the U.S. Securities Act, and applicable state securities laws.

In addition, unless otherwise defined herein capitalized terms shall have the meanings ascribed thereto in the Prospectuses.

2.	Underwriting Fee

In consideration for the Underwriter’s services in underwriting the distribution of and purchasing the Offered Shares, the Corporation agrees to pay to the Underwriter at the Closing Time a fee (the “Underwriting Fee”) equal to the amount of $0.048 per Offered Share purchased (being an aggregate amount of $900,000; and $1,035,000 in the event the Over-Allotment Option is exercised in full), including any Offered Shares purchased by the Underwriter as principal hereunder, and for which the subscription is accepted by the Corporation, but the fee will not be payable in respect of any Offered Shares purchased by directors or officers of the Corporation. Notwithstanding the foregoing, the Underwriter shall be entitled to the Underwriting Fee in respect of Offered Shares sold directly by the Corporation to Substituted Purchasers hereunder.

The Underwriting Fee may, at the sole option of the Underwriter, be deducted from the aggregate gross proceeds of the sale of the Offered Shares and withheld for the account of the Underwriter. For greater certainty, the services provided by the Underwriter in connection herewith will not be subject to the Goods and Services Tax (“GST”) provided for in the Excise Tax Act (Canada) and taxable supplies provided will be incidental to the exempt financial services provided. However, in the event that the Canada Revenue Agency determines that GST provided for in the Excise Tax Act (Canada) is exigible on the Underwriting Fee, the Corporation agrees to pay the amount of GST forthwith upon the request of the Underwriter. The Corporation also agrees to pay the Underwriter’s expenses as set forth in section 10 hereof.

3.	Qualification for Sale

(a)

The Corporation represents and warrants to the Underwriter that it is eligible to use the short form prospectus offering qualification system described in NI 44-101 for the distribution of the Offered Shares.

(b)	The Corporation shall elect and comply in all material respects with the Passport System and shall:

(i)	not later than 5:00 p.m. (Calgary time) on December 4, 2009, have:

(A)

prepared and filed the Preliminary Prospectus and other documents required under the Canadian Securities Laws with the Securities Commissions and designated the ASC as the principal regulator under the Passport System; and

(B)

obtained from the ASC a Preliminary Passport System Receipt, evidencing that a receipt for the Preliminary Prospectus has been issued in Alberta and Ontario and is deemed to have been issued in each of the Qualifying Provinces other than Alberta and Ontario (except that such document may be received on December 7, 2009, provided it is dated December 4, 2009);

(ii)

forthwith after any comments with respect to the Preliminary Prospectus have been received from the Securities Commissions but not later than December 11, 2009 (or such later date as may be agreed to in writing by the Corporation and the Underwriter), have:

(A)	prepared and filed the Prospectus and other documents required under the Canadian Securities Laws with the Securities Commissions; and

(B)

obtained from the ASC a Final Passport System Receipt, evidencing that a receipt for the Prospectus has been issued in Alberta and Ontario and is deemed to have been issued in each of the Qualifying Provinces other than Alberta and Ontario or otherwise obtained a receipt for the Prospectus from each of the Securities Commissions;

and otherwise fulfilled all legal requirements to enable the Offered Shares to be offered and sold to the public in each of the Qualifying Provinces through the Underwriter or any other investment dealer or broker registered in the applicable Qualifying Province; and

(iii)

until the completion of the distribution of the Offered Shares, promptly take all additional steps and proceedings that from time to time may be required under the Canadian Securities Laws in each Qualifying Province to continue to qualify the Offered Shares for distribution or, in the event that the Offered Shares have, for any reason, ceased to so qualify, to again qualify the Offered Shares for distribution and to qualify the Offered Shares for sale in a transaction exempt from registration under the U.S. Securities Act and any applicable state securities laws.

(c)

Prior to the filing of the Prospectuses and, during the period of distribution of the Offered Shares, prior to the filing with any Securities Commissions of any Supplementary Material or any documents incorporated by reference therein after the date hereof, the Corporation shall have allowed the Underwriter and the Underwriter’s counsel to participate fully in the preparation of, and to approve the form of, such documents and to have reviewed any documents incorporated by reference therein.

(d)

During the period from the date hereof until completion of the distribution of the Offered Shares, the Corporation shall allow the Underwriter to conduct all due diligence which it may reasonably require in order to fulfill its obligations as an underwriter and in order to enable the Underwriter responsibly to execute the certificates required to be executed by it in the Prospectuses or in any Supplementary Material. Without limiting the generality of the foregoing, the Corporation shall make available its directors, senior management and audit committee, and shall use its commercially reasonable efforts to cause the Corporation’s auditors (including of any predecessor entity or business), the Corporation’s Former Auditors (including of any predecessor entity or business), legal counsel and other experts to be available, to answer any questions which the Underwriter may have and to participate in one or more due diligence sessions to be held prior to the Closing Time (collectively, the “Due Diligence Session”). The Underwriter shall distribute a list of written questions to be answered in advance of such Due Diligence Session and the Corporation shall provide written responses to such questions and shall use its reasonable best efforts to have the aforementioned auditors, legal counsel and other experts provide written responses to such questions in advance of the Due Diligence Session.

(e)

The Corporation shall take or cause to be taken all such other steps and proceedings, including fulfilling all legal, regulatory and other requirements, as required under the U.S. Securities Act, to qualify the Offered Shares for distribution to the public in the Qualifying Provinces and to qualify the Offered Shares to be offered and sold, in accordance with Schedule “A” hereto, in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and any applicable state securities laws, and for sale internationally as permitted by applicable laws, including the timely filing of all post-closing notices and filings and payment of applicable fees required under Applicable Securities Laws.

4.	Delivery of Prospectus and Related Documents

The Corporation shall deliver or cause to be delivered without charge to the Underwriter and the Underwriter’s counsel the documents set out below at the respective times indicated:

(a)	prior to or contemporaneously, as nearly as practicable, with the filing with the Securities Commissions of each of the Preliminary Prospectus and the Prospectus:

(i)	copies of the Preliminary Prospectus and the Prospectus signed as required by the Canadian Securities Laws;

(ii)	copies of the preliminary U.S. Placement Memorandum and the final U.S. Placement Memorandum, respectively, if required by the Underwriter; and

(iii)	copies of any documents incorporated by reference therein which have not previously been delivered to the Underwriter;

(b)

as soon as they are available, copies of any Supplementary Material, signed as required by the Applicable Securities Laws and including, in each case, copies of any documents incorporated by reference therein which have not been previously delivered to the Underwriter;

(c)

prior to the filing of the Prospectus with the Securities Commissions, a “comfort letter” from each of the Corporation’s auditors and any other auditors who have audited any of the financial statements included in or incorporated by reference in the Prospectus, dated the date of the Prospectus, addressed to the Underwriter and satisfactory in form and substance to the Underwriter and the Underwriter’s counsel, acting reasonably, to the effect that they have carried out certain procedures for the purposes of comparing certain specified financial information and percentages appearing in the Prospectus and the documents incorporated therein by reference with indicated amounts in the financial statements or accounting records of the Corporation or other applicable entity or business and have found such information and percentages to be in agreement, which comfort letter shall be based on the applicable auditors’ review having a cut-off date of not more than two Business Days prior to the date of the Prospectus.

Comfort letters similar to the foregoing shall be provided to the Underwriter with respect to any Supplementary Material and any other relevant document at the time the same is presented to the Underwriter for its signature or, if the Underwriter’s signature is not required, at the time the same is filed. All such comfort letters shall be in form and substance acceptable to the Underwriter and the Underwriter’s counsel, acting reasonably.

The deliveries referred to in subsections 4(a) and (b) shall also constitute the Corporation’s consent to the use by the Underwriter and other members of the Selling Dealer Group of the Documents, the Prospectuses, the U.S. Placement Memorandum and any Supplementary Material in connection with the offering and sale of the Offered Shares.

5.	Commercial Copies

(a)

The Corporation shall, as soon as possible but in any event not later than 2:00 p.m. (local time at the place of delivery) on the Business Day following the date of receipt of the Preliminary Passport System Receipt or the Final Passport Receipt, as the case may be (or such other date or time as the Underwriter and the Corporation may agree), and no later than 2:00 p.m. (local time) on the first Business Day after the execution of any Supplementary Material in connection with the Prospectuses, cause to be delivered to the Underwriter, without charge, commercial copies of the Preliminary Prospectus, the Prospectus or such Supplementary Material in such numbers and in such cities as the Underwriter may reasonably request by oral or written instructions to the Corporation or the printer thereof given no later than the time when the Corporation authorizes the printing of the commercial copies of such documents.

(b)

The Corporation shall cause to be provided to the Underwriter such number of copies of any documents incorporated by reference in the Preliminary Prospectus, the Prospectus or any Supplementary Material as the Underwriter may reasonably request.

(c)

The Corporation will similarly cause to be delivered to the Underwriter, at such delivery points as the Underwriter may reasonably request, commercial copies of a U.S. Placement Memorandum and any Supplementary Material required to be delivered to purchasers or prospective purchasers of the Offered Shares. Each delivery of the U.S.

Placement Memorandum and any such Supplementary Material will constitute consent by the Corporation to the use of the U.S. Placement Memorandum and any such Supplementary Material required to be prepared and/or filed under U.S. Securities Laws by the U.S. registered broker-dealer affiliates of the Underwriter and members of the Selling Dealer Group (if any) for the distribution of the Offered Shares for sale in the United States in accordance with this Agreement.

6.	Material Change and Certain Other Covenants

(a)	During the period of distribution of the Offered Shares, the Corporation will promptly inform the Underwriter in writing of the full particulars of:

(i)

any material change (actual, anticipated or threatened) in or affecting the business, operations, revenues, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation and the Forbes Subsidiaries taken as a whole;

(ii)	any change in any material fact contained or referred to in the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, or any Supplementary Material; and

(iii)	the occurrence or discovery of a material fact or event which, in any such case, is, or may be, of such a nature as to:

(A)	render the Public Record, Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, or any Supplementary Material untrue, false or misleading in any material respect;

(B)	result in a misrepresentation in the Public Record, Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, or any Supplementary Material; or

(C)

result in the Public Record, Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, or any Supplementary Material not complying in any material respect with the Applicable Securities Laws, provided that if the Corporation is uncertain as to whether a material change, change, occurrence or event of the nature referred to in this section has occurred or been discovered, the Corporation shall promptly inform the Underwriter of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Underwriter as to whether the occurrence is of such nature prior to making any filing referred to in paragraph 6(c).

(b)	During the period of distribution of the Offered Shares, the Corporation will promptly inform the Underwriter in writing of the full particulars of:

(i)

any request of any Securities Commission, the SEC or similar regulatory authority for any amendment to, or to suspend or prevent the use of, the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum or any other part of the Public Record or for any additional information of a material nature;

(ii)

the issuance by any Securities Commission, the SEC or similar regulatory authority, the Exchange or any other competent authority of any order to cease or suspend trading of any securities of the Corporation or of the institution or threat of institution of any proceedings for that purpose; and

(iii)

the receipt by the Corporation of any communication from any Securities Commission, the SEC or similar regulatory authority, the Exchange or any other competent authority relating to the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, any part of the Public Record or the distribution of the Offered Shares.

(c)

The Corporation will promptly comply to the reasonable satisfaction of the Underwriter and the Underwriter’s counsel with Applicable Securities Laws with respect to any material change, change, occurrence or event of the nature referred to in subsections 6(a) or 6(b) above and the Corporation will prepare and file promptly at the Underwriter’s request, acting reasonably, any amendment to the Prospectus, the U.S. Placement Memorandum or Supplementary Material as may be required under Applicable Securities Laws; provided that the Corporation shall have allowed the Underwriter and the Underwriter’s counsel to participate fully in the preparation of any Supplementary Material, to have reviewed any other documents incorporated by reference therein and conduct all due diligence investigations which the Underwriter may reasonably require in order to fulfill its obligations as an underwriter and in order to enable the Underwriter responsibly to execute the certificate required to be executed by it in, or in connection with, any Supplementary Material, such approval not to be unreasonably withheld and to be provided in a timely manner. The Corporation shall further promptly deliver to the Underwriter and the Underwriter’s counsel a copy of each Supplementary Material as filed with the Securities Commissions, and of letters with respect to each such Supplementary Material substantially similar to those referred to in section 4 above.

(d)

During the period of distribution of the Offered Shares, the Corporation will promptly provide to the Underwriter, for review by the Underwriter and the Underwriter’s counsel, prior to filing or issuance:

(i)	any financial statement of the Corporation;

(ii)

any proposed document, including without limitation any amendment to the AIF, new annual information form, material change report, interim report, or information circular, which may be incorporated, or deemed to be incorporated, by reference in the Prospectus;

(iii)	any press release of the Corporation (subject to the Corporation’s obligations under Applicable Securities Laws to make timely disclosure of material information); and

(iv)	any amendment to the Preliminary Prospectus or the Prospectus.

7.	Representations, Warranties and Covenants of the Corporation

(a)

Each delivery of the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum and any Supplementary Material pursuant to section 4 above shall constitute a representation and warranty to the Underwriter by the Corporation (and the Corporation hereby acknowledges that the Underwriter is relying on such representations and warranties in entering into this Agreement) that:

(i)

all of the information and statements (except information and statements furnished by and relating solely to the Underwriter) contained in the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum or any Supplementary Material, as applicable, including, without limitation, the documents incorporated by reference, as the case may be:

(A)	are at the respective dates of such documents, true and correct in all material respects;

(B)	contain no misrepresentation; and

(C)	constitute full, true and plain disclosure of all material facts relating to the Corporation and the Offered Shares;

(ii)

the Preliminary Prospectus, the Prospectus, or any Supplementary Material, as applicable, including, without limitation, the documents incorporated by reference, as the case may be, comply in all material respects with the Canadian Securities Laws, including without limitation NI 44-101, and the U.S. Placement Memorandum and, to the extent applicable, any related Supplementary Material, complies in all material respects with U.S. Securities Laws; and

(iii)

except as is disclosed in the Public Record, there has been no intervening material change (adverse material change until filing of the Prospectus) (actual, proposed or prospective, whether financial or otherwise), from the date of the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum and any Supplementary Material to the time of delivery thereof, in the business, operations, revenues, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation.

(b)

In addition to the representations and warranties contained in subsection 7(a) hereof, the Corporation represents and warrants (and where applicable, covenants) to the Underwriter, and acknowledges that the Underwriter is relying upon such representations and warranties in entering into this Agreement, that:

(i)

each of the Corporation and its Subsidiaries has been duly continued, incorporated or amalgamated (as the case may be) and is valid and subsisting under the laws of the jurisdiction of its continuation, incorporation or amalgamation (as the case may be) and has all requisite corporate power and authority to carry on its business as described in the Prospectuses and to own, lease and operate its properties and assets as described in the Prospectuses;

(ii)	each of the Corporation and its Subsidiaries is qualified to carry on business under the laws of each jurisdiction in which it carries on its business;

(iii)

each of the Corporation and its subsidiaries has conducted and is conducting and will conduct its business in compliance in all material respects with all applicable laws, rules and regulations and, in particular, all applicable licensing and environmental legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies applicable to it of each jurisdiction in which it carries on business and holds all licences, registrations and qualifications in all jurisdictions in which it carries on business which are necessary or desirable to carry on the business of each of the Corporation and its Subsidiaries as now conducted and as contemplated to be conducted in the Prospectuses (except where the failure to so conduct its business or to hold such licences, registrations or qualifications would not, individually or in the aggregate, have a material adverse effect on the business, operation, capital or condition (financial or otherwise) of the Corporation and its Subsidiaries taken as a whole (or their properties or assets), all such licences, registrations or qualifications are valid and existing and in good standing (except where the lack of such valid or existing license would not have any material adverse effect on the business of the Corporation and its Subsidiaries, taken as a whole) and none of such licences, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the business of the Corporation as now conducted or as proposed to be conducted, and the Corporation is not aware of any legislation, regulation, rule or lawful requirements presently in force or proposed to be brought into force which the Corporation anticipates the Corporation or any of its Subsidiaries will be unable to comply with without materially adversely affecting the Corporation and its Subsidiaries, taken as a whole;

(iv)

other than the Forbes Subsidiaries, the Corporation has no Subsidiaries, it is not “affiliated” with or a “holding corporation” of any other body corporate (within the meaning of those terms in the ABCA), nor is it a partner of any partnerships or limited partnerships;

(v)

the Corporation owns, directly or indirectly, the percentage of issued and outstanding shares or membership interests, as the case may be, of each of the Forbes Subsidiaries, all of the issued and outstanding shares of the Forbes Subsidiaries that are corporations are issued as fully paid and non-assessable shares, and the Corporation owns all such shares and membership interests, as the case may be, of the Forbes Subsidiaries, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever (other than those arising by statute which are not the subject of any pending or threatened claim) and no person, firm or corporation has any agreement or any option, right or privilege (whether per-emptive or contractual) capable of becoming an agreement, for the purchase from the Corporation or any of the Forbes Subsidiaries of any interest in any of the shares in the capital of any of the Forbes Subsidiaries;

(vi)

the minute books of each of the Corporation and its Subsidiaries are, in all material respects, true and correct and contain copies of all minutes of all meetings and all resolutions of the directors, committees of directors and shareholders of the Corporation and its Subsidiaries and all such meetings were duly called and properly held and all consent resolutions were properly adopted;

(vii)

the books of account and other records of the Corporation and its Subsidiaries, whether of a financial or accounting nature or otherwise, have been maintained in accordance with prudent business practices;

(viii)

each of the Corporation and its Subsidiaries has duly and on a timely basis, subject to standard extensions, filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and reassessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which were claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation or any of its Subsidiaries and to the best of the knowledge, information and belief of the Corporation there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation or any of its Subsidiaries in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(ix)

with respect to each of the premises of the Corporation and its Subsidiaries which is material to the Corporation on a consolidated basis and which the Corporation or any of its Subsidiaries occupies as tenant (the “Leased Premises”), the Corporation or such Subsidiary occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Corporation and/or its Subsidiaries occupies the Leased Premises is in good standing and in full force and effect except where any deficiencies do not have a material adverse effect on the Corporation and its Subsidiaries, taken as a whole;

(x)

except to the extent that any violation or other matter referred to in this subsection does not have a material adverse effect on the business, financial condition, assets, properties, liabilities or operations of the Corporation and its Subsidiaries, taken as a whole:

(A)

neither the Corporation nor any of its Subsidiaries is in violation of any applicable federal, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively, “Environmental Laws”);

(B)

the Corporation and each of its Subsidiaries has operated its business at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(C)

there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by the Corporation or any of its Subsidiaries that have not been remedied or that are not presently being remedied;

(D)	no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of the Corporation or any of its Subsidiaries;

(E)

neither the Corporation nor any of its Subsidiaries has failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign (“Government Authority”) the occurrence of any event which is required to be so reported by any Environmental Law; and

(F)

the Corporation and each of its Subsidiaries holds all licences, permits and approvals required under any Environmental Laws in connection with the operation of its business and the ownership and use of its assets, all such licences, permits and approvals are in full force and effect, and the Corporation has not received any notification pursuant to any Environmental Laws that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any licence, permit or approval issued pursuant thereto, or that any licence, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(xi)

any and all operations of the Corporation and its Subsidiaries and, to the knowledge of the Corporation, any and all operations by third parties, on or in respect of the assets and properties of the Corporation, have been conducted in accordance with good industry practices and in material compliance with applicable laws, rules, regulations, orders and directions of governmental and other competent authorities, except where the failure to so operate would not have a material adverse effect on the Corporation and its Subsidiaries taken as a whole;

(xii)

neither the Corporation nor any of its Subsidiaries is in violation of any material requirement of its constating documents or in default of the performance or observance of any material obligation, agreement, covenant or condition contained in any contract (including the Material Contracts), indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

(xiii)

any and all of the agreements and other documents (including the Material Contracts) and instruments pursuant to which the Corporation and its Subsidiaries hold their material property and assets (including any interests in, or right to earn an interest in, any material property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, neither the Corporation nor any of its Subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and title to such material properties and assets is registered in the name of the Corporation or its Subsidiaries and such titles are in good standing under the applicable statues and regulations of the jurisdictions in which they are situated, if applicable. None of the material properties (or nay interest in, or right to earn an interest in, any property) of the Corporation or any of its Subsidiaries is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Prospectus;

(xiv)

except for any post-closing notice filings required under applicable United States federal and state securities laws, no consent, approval, permit, authorization, order or filing with any court or governmental agency, the securities authorities or any other jurisdiction or agency is required by the Corporation or necessary for the execution, delivery and the performance by the Corporation of its obligations under this Agreement, other than such consents, approvals, authorizations, registrations or qualifications as may be required under Applicable Securities Laws or by the Exchange, all of which will be obtained by the Corporation prior to the Closing Time;

(xv)

the Corporation has full corporate capacity, power and authority to enter into this Agreement and to perform its obligations set out herein (including, without limitation, to create, issue and sell the Offered Shares), and this Agreement has been duly authorized, executed and delivered by the Corporation and this Agreement is a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to the following: (i) enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors’ rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court; (iii) the courts in Canada having jurisdiction may have equitable or statutory powers to stay proceedings before them and the execution of judgments; and (iv) rights to indemnity and contribution hereunder may be limited under applicable law;

(xvi)

the Corporation has the necessary corporate power and authority to execute, deliver and file the Prospectuses and, prior to the filing of the Prospectuses, all requisite action will have been taken by the Corporation to authorize the execution, delivery and filing of the Prospectuses;

(xvii)

the Corporation and its Subsidiaries have only engaged in the business describe in the Prospectus and have not entered into any agreement, contract or understanding which is currently material to the Corporation and its Subsidiaries, prior to the date hereof which has not been described in the Prospectus;

(xviii)	the attributes and characteristics of the Offered Shares conform in all material respects to the attributes and characteristics thereof described in the Prospectuses;

(xix)	at the Closing Date the Offered Shares will be issued as fully paid and non-assessable Common Shares in the capital of the Corporation;

(xx)

there has not been and there is not currently any labour disruption, grievance, arbitration proceeding or other conflict which could reasonably be expected to have a material adverse effect on the Corporation or its Subsidiaries, taken as a whole, and the Corporation and each of its Subsidiaries is in compliance with all provisions of all federal, provincial, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where non-compliance with any such provisions would not have a material adverse effect on the Corporation or its Subsidiaries, taken as a whole;

(xxi)

no union has been accredited or otherwise designated to represent any employees of the Corporation or any of its Subsidiaries and, to the knowledge of the Corporation, no accreditation request or other representation question is pending with respect to the employees of the Corporation or any of its Subsidiaries and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of the Corporation’s facilities and none is currently being negotiated by the Corporation of any of its Subsidiaries;

(xxii)

the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of, this Agreement by the Corporation or any of the transactions contemplated hereby, does not and will not result in any breach of, or constitute a default under, and does not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, (i) any term or provision of the articles, by-laws or constating documents of the Corporation, as applicable, (ii) any resolutions of shareholders or directors (or any committee thereof) of the Corporation, (iii) any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound, or (iv) any law, judgment, decree, order, statute, rule or regulation applicable to the Corporation, which default or breach might reasonably be expected to materially adversely affect the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), ownership or condition (financial or otherwise) or results of operations of the Corporation or its properties or assets or would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained in this Agreement;

(xxiii)

there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation from the position set forth in the Financial Statements except as disclosed in the Prospectuses and there has not been any adverse material change in the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation since December 31, 2008) except as disclosed in the Prospectuses; and since that date there have been no material facts, transactions, events or occurrences which could materially adversely affect the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation and its Subsidiaries which have not been disclosed in the Prospectuses;

(xxiv)

the Financial Statements fairly present, in accordance with generally accepted accounting principles in the United States, consistently applied, the financial position and condition, the results of operations, cash flows and the other information purported to be shown therein of the Corporation and/or its Subsidiaries as at the dates thereof and for the periods then ended and reflect all assets, liabilities and obligations (absolute, accrued, contingent or otherwise) of the Corporation and/or its Subsidiaries as at the dates thereof required to be disclosed by generally accepted accounting principles in the United States;

(xxv)	based upon representations made by BDO Seidman LLP to the Corporation, BDO Seidman LLP are independent chartered accountants with respect to the Corporation as required by Applicable Securities Laws;

(xxvi)

there has not been any reportable disagreement (within the meaning of Section 4.11 of National Instrument 51-102 of the Canadian Securities Administrators) with the Corporation’s auditors or the Corporation’s Former Auditors;

(xxvii)

the Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets, except for the material weaknesses described in the Public Record;

(xxviii)

the Corporation has its and its Subsidiaries properties and assets insured against loss or damage by insurable hazards or risks on a replacement cost basis. Such insurance coverage is of a type and in an amount typical to the business in which the Corporation operates as conducted by a reasonably prudent person based on the advice of reputable insurance brokers consulted by such person. In the last twelve months the Corporation has not made any material claim on any policy of insurance or been refused any insurance coverage sought or applied for. The Corporation does not have any reason to believe that it will not be able to renew the existing insurance coverage of the Corporation as and when such coverage expires or obtain similar coverage from similar insurers as may be necessary to continue with its businesses at a cost that would not have a material adverse effect on the Corporation and its Subsidiaries, taken as a whole;

(xxix)

to the best of the Corporation’s knowledge, all material receivables recorded on the books of each of the Corporation and its Subsidiaries are bona fide and are good and collectible without set off or counterclaim, except those reserved as bad debts;

(xxx)

the Corporation and each of its Subsidiaries owns or has the right to use under licence, sub-license or otherwise all material intellectual property used by the Corporation and its Subsidiaries in its business, including copyrights, industrial designs, trademarks, trade secrets, knowhow and proprietary rights, free and clear of all encumbrances except where the failure to own or license such material would not have a material adverse effect on the Corporation and its Subsidiaries, taken as a whole;

(xxxi)

except as disclosed in the Final Prospectus, neither the Corporation nor any of its Subsidiaries has received any communications alleging that the Corporation or the Subsidiaries has violated or, by conducting its business as proposed, would violate any existing patents or patents pending of any other person or entity and the Corporation is not aware of any potential basis for such an allegation or of any reason to believe that such an allegation may be forthcoming or that there is any such violation;

(xxxii)

to the best of the Corporation’s knowledge, all material bonuses, commissions, salaries and other amounts owing to employees are reflected and have been accrued in the books of account of the Corporation;

(xxxiii)

neither the Corporation nor any of its Subsidiaries is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the Corporation and applicable laws, indemnification agreements or covenants that are entered into arising in the ordinary course of business, including operating and similar agreements, indemnification and contribution provisions in agency and underwriting agreements, transfer agency agreements and credit borrowing agreements) or any other like commitment of the obligations, liabilities (contingent or otherwise) of indebtedness of any other person;

(xxxiv)

neither the Corporation nor any of its Subsidiaries has any loans or other indebtedness which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm’s length with it that are currently outstanding;

(xxxv)

there are no actions, suits, proceedings or inquiries in existence or, to the knowledge of the Corporation, pending or threatened against or affecting the Corporation or any of its Subsidiaries at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affects, or may in any way materially adversely affect, the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation and its Subsidiaries , taken as a whole, or their properties or assets (taken as a whole) or which affects or may affect the distribution of the Offered Shares or which would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained in this Agreement and the Corporation is not aware of any existing ground on which such action, suit, proceeding or inquiry might be commenced with any reasonable likelihood of success;

(xxxvi)

the information and statements set forth in the Documents and Public Record were true, correct, and complete and did not contain any misrepresentation, as of the date of such information or statement, and the Corporation has not filed any confidential material change report still maintained on a confidential basis;

(xxxvii)

the authorized capital of the Corporation is US$5,000,000 divided into 450,000,000 Common Shares of par value of US$0.01 each, 40,000,000 Class B Shares of par value of US$0.01 each of 10,000,000 Preference Shares of par value of US$0.01 each of which, as at the date hereof, 32,611,200 Common Shares and 29,500,000 Class B Shares are issued and outstanding, which shares are validly issued and fully paid and non-assessable;

(xxxviii)

no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of the Corporation or has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, warrant, option or right

(whether or not on condition(s)) for the purchase or other acquisition of any unissued securities of the Corporation except 2,680,000 Common Shares issuable pursuant to options granted by the Corporation pursuant to its stock option plan;

(xxxix)

none of the directors, officers or employees of the Corporation, any person who owns, directly or indirectly, more than 10% of any class of securities of the Corporation, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with the Corporation which, as the case may be, materially affects, is material to or will materially affect the Corporation, except as disclosed in the Public Record;

(xl)	Codan Services Limited and CIBC Mellon Trust Company have been respectively duly appointed as registrar and branch registrar and transfer agent of the Common Shares;

(xli)

no Securities Commission, other securities commission or similar regulatory authority, the Exchange or other exchange in Canada or the United States has issued any order which is currently outstanding, preventing or suspending trading in any securities of the Corporation, no such proceeding is, to the knowledge of the Corporation, pending, contemplated or threatened and the Corporation is not in default of any material requirement of Applicable Securities Laws;

(xlii)

the issued and outstanding Common Shares are listed and posted for trading on the Exchange and the Corporation is in compliance in all material respects with the current listing and corporate governance requirements of the Exchange;

(xliii)

the Corporation is a “reporting issuer” in each of the Qualifying Provinces within the meaning of the Canadian Securities Laws in such provinces and is not in default of any requirement of Applicable Securities Laws in any material respect;

(xliv)	the Corporation is duly qualified to file the Prospectuses under NI 44-101 in the Qualifying Provinces;

(xlv)	to the knowledge of the Corporation, no insider of the Corporation has a present intention to sell any securities of the Corporation other than as disclosed to the Underwriter;

(xlvi)

no authorization, approval or consent of any court or governmental authority or agency is required to be obtained by the Corporation in connection with the sale and delivery of the Offered Shares, except pursuant to Applicable Securities Laws and approval of the Exchange;

(xlvii)

other than as provided for in this Agreement, the Corporation has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, underwriter’s or agent’s commission or other similar forms of compensation with respect to the transactions contemplated hereby;

(xlviii)	the form and terms of definitive certificates representing the Common Shares have been duly approved and adopted by the Corporation and comply with all legal requirements relating thereto;

(xlix)

to the knowledge of the Corporation, none of its directors or officers are subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange;

(xlviii)	the Corporation makes the representations, warranties and covenants applicable to it in Schedule “A” hereto, which is incorporated by reference into this Agreement and forms part of this Agreement;

(l)

other than as disclosed in writing to the Underwriter, Corporation is not a party to any written contracts of employment which may not be terminated on one month’s notice or which provide for payments occurring on a change of control of the Corporation;

(li)

except for those agreements provided to the Underwriter or its counsel, or agreements and contracts referred to in the Prospectuses, there are no material contracts or agreements to which the Corporation or any of its Subsidiaries is a party or by which it is bound and each of such contracts and agreements constitute a legally valid and binding agreement of the Corporation and/or Subsidiary enforceable in accordance with their respective terms and, to the knowledge of the Corporation, no party thereto is in default thereunder, which default may have a material adverse effect on the Corporation or its properties and assets (taken as a whole). For the purposes of this subsection, any contract or agreement pursuant to which the Corporation or any of its Subsidiaries will, or may reasonably be expected to, result in a requirement to expend more than an aggregate of $250,000 or receive or be entitled to receive revenue of more than $250,000, in either case in the next 12 months, or is out of the ordinary course of business of the Corporation, shall be considered to be material;

(lii)

the Responses will be true and correct where they relate to matters of fact, and in all material respects as at the time such responses are given and, to the knowledge of the Corporation, such responses taken as a whole shall not omit any fact or information necessary to make any of the responses not misleading in light of the circumstances in which such responses were given, and the Corporation and its directors and officers will have responded in a thorough and complete fashion. Where the Responses reflect the opinion or view of the Corporation or its directors or officers (including, Responses or portions of such Responses, which are forward looking or otherwise related to projections, forecasts or estimates of future performance or results (operating, financial or otherwise)), such opinions or views are subject to the qualifications and provisions set forth in the Responses and will be honestly held and believed to be reasonable at the time they are given;

(liii)	other than the Corporation’s shareholder rights plan agreement, the Corporation does not have in place a shareholder rights protection plan or other similar type of plan or arrangement;

(liv)

to its knowledge, neither the Corporation nor any of its shareholders is a party to any unanimous shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Corporation;

(lv)	there has not been any material disagreement with the Corporation’s auditors and the Corporation has no current intention to change auditors;

(lvi)

to the knowledge of the Corporation, no change in management of the Corporation is anticipated within the period that is six months following the date hereof, except as otherwise disclosed to the Underwriter; and

(lvii)

the Corporation has not completed any “significant acquisition”, “significant disposition” nor is it proposing any “probable acquisitions” (as such terms are defined in NI 44-101 of the Canadian Securities Administrators) that would require the inclusion of any additional financial statements or pro forma financial statements in a prospectus.

8.	Indemnity

(a)

The Corporation shall indemnify and save the Underwriter, and the Underwriter’s agents, directors, officers, shareholders and employees, harmless against and from all liabilities, claims, demands, losses (other than losses of profit), costs (including, without limitation, legal fees and disbursements on a full indemnity basis), damages and expenses to which the Underwriter, or any of the Underwriter’s agents, directors, officers, shareholders or employees may be subject or which the Underwriter, or the Underwriter’s agents, directors, officers, shareholders or employees may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

(i)

any information or statement contained in the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, any Supplementary Material, any part of the Public Record or in any other document or material filed or delivered by or on behalf of the Corporation pursuant hereto (other than any information or statement relating solely to the Underwriter and furnished to the Corporation by the Underwriter expressly for inclusion in the Preliminary Prospectus, Prospectus, the U.S. Placement Memorandum or any Supplementary Material or such other document or material) which is or is alleged to be untrue or any omission or alleged omission to provide any information or state any fact (other than any information or fact relating solely to the Underwriter) the omission of which makes or is alleged to make any such information or statement untrue or misleading in light of the circumstances in which it was made;

(ii)

any misrepresentation or alleged misrepresentation (except a misrepresentation which is based upon information relating solely to the Underwriter and furnished to the Corporation by the Underwriter expressly for inclusion in the Preliminary Prospectus, Prospectus, U.S. Placement Memorandum, any Supplementary Material or in any document or other part of the Public Record) contained in the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, any Supplementary Material or in any other document or any other part of the Public Record filed by or on behalf of the Corporation;

(iii)

any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Offered Shares (not based upon the activities or the alleged activities of the Underwriter or its banking or Selling Group Members, if any) imposed by any competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in subsection 8(a)(ii);

(iv)

any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any one or more competent authorities (not based upon the activities or the alleged activities of the Underwriter or its banking or Selling Dealer Group members, if any) prohibiting, restricting, relating to or materially affecting the trading or distribution of the Offered Shares;

(v)

any breach of, default under or non-compliance by the Corporation with any requirements of the Applicable Securities Laws, the by-laws, rules or regulations of the Exchange or any representation, warranty, term or condition of this Agreement or in any certificate or other document delivered by or on behalf of the Corporation hereunder or pursuant hereto; or

(vi)

the exercise by any purchaser of Offered Shares of any contractual or statutory right of rescission for damages in connection with the purchase of the Offered Shares (other than based on any information or statements relating solely to the Underwriter or based solely upon any act or inaction of the Underwriter) or its banking or Selling Group Members, if any;

provided, however, no party who has engaged in any fraud, wilful misconduct, fraudulent misrepresentation or gross negligence shall be entitled, to the extent that the liabilities, claims, losses, costs, damages or expenses were caused solely by such activity, to claim indemnification from any person who has not engaged in such fraud, wilful misconduct, fraudulent misrepresentation or gross negligence (provided that for greater certainty, the foregoing shall not disentitle the Underwriter from claiming indemnification hereunder to the extent that the gross negligence, if any, relates to the Underwriter’s failure to conduct adequate “due diligence”).

(b)

If any claim contemplated by subsection 8(a) shall be asserted against any of the persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for in such subsection, such person or corporation (the “Indemnified Person”) shall notify the Corporation (provided that failure to so notify the Corporation of the nature of such claim in a timely fashion shall relieve the Corporation of liability hereunder only if and to the extent that such failure materially prejudices the Corporation’s ability to defend such claim) as soon as possible of the nature of such claim and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim, provided however, that the defence shall be through legal counsel selected by the Corporation and acceptable to the Indemnified Person acting reasonably and that no admission of liability or settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other, such consent not to be unreasonably withheld. The Indemnified Person shall have the right to retain its own counsel in any proceeding relating to a claim contemplated by subsection 8(a) if:

(i)

the Indemnified Person has been advised by counsel that there may be a reasonable legal defense available to the Indemnified Person which is different from or additional to a defense available to the Corporation and that representation of the Indemnified Person and the Corporation by the same counsel would be inappropriate due to the actual or potential differing interests between them (in which case the Corporation shall not have the right to assume the defense of such proceedings on the Indemnified Person’s behalf);

(ii)	the Corporation shall not have assumed the defense of such proceedings and employed counsel within ten (10) days after notice has been given to the Corporation of commencement of such proceedings; or

(iii)	the employment of such counsel has been authorized by the Corporation in connection with the defense of such proceedings;

and, in any such event, the reasonable fees and expenses of such Indemnified Person’s counsel (on a solicitor and his client basis) shall be paid by the Corporation, provided that the Corporation shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate law firm (in addition to any local counsel) for all such Indemnified Persons.

(c)

The Corporation hereby waives its rights to recover contribution from the Underwriter with respect to any liability of the Corporation by reason of or arising out of any misrepresentation in the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, any Supplementary Material or any other part of the Public Record provided, however, that such waiver shall not apply in respect of liability caused or incurred by reason of: (i) any misrepresentation which is based upon information relating solely to the Underwriter contained in such document and furnished to the Corporation by the Underwriter expressly for inclusion in the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, any Supplementary Material or any other part of the Public Record; or (ii) any failure by the Underwriter to provide to prospective purchasers of Offered Shares any document which the Corporation is required to provide to such prospective purchasers and which the Corporation has provided to the Underwriter to forward to such prospective purchasers, provided that the Corporation has complied with Section 6.

(d)

If any legal proceedings shall be instituted against the Corporation in respect of the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, any Supplementary Material or any other part of the Public Record or the Offered Shares or if any regulatory authority or stock exchange shall carry out an investigation of the Corporation in respect of the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, any Supplementary Material or any other part of the Public Record or the Offered Shares and, in either case, any Indemnified Person is required to testify, or respond to procedures designed to discover information, in connection with or by reason of the services performed by the Underwriter hereunder, the Indemnified Persons may employ their own legal counsel and the Corporation shall pay and reimburse the Indemnified Persons for the reasonable fees, charges and disbursements (on a full indemnity basis) of such legal counsel, the other expenses reasonably incurred by the Indemnified Persons in connection with such proceedings or investigation and a fee at the normal per diem rate for any director, officer or employee of the Underwriter involved in the preparation for or attendance at such proceedings or investigation.

(e)	The rights and remedies of the Indemnified Persons set forth in sections 8, 9 and 11 (in the case of the Underwriter) hereof are to the fullest extent possible in law cumulative and not alternative and the election by the Underwriter or other Indemnified Person to exercise any such right or remedy shall not be, and shall not be deemed to be, a waiver of any other rights and remedies.

(f)

The Corporation hereby acknowledges that the Underwriter is acting as agent for the Underwriter’s respective agents, directors, officers, shareholders and employees under this section 8 and under section 9 with respect to all such agents, directors, officers, shareholders and employees.

(g)

The Corporation waives any right it may have of first requiring an Indemnified Person to proceed against or enforce any other right, power, remedy or security or claim or to claim payment from any other person before claiming under this indemnity. It is not necessary for an Indemnified Person to incur expense or make payment before enforcing such indemnity.

(h)

The rights of indemnity contained in this section 8 shall not apply if the Corporation has complied with the provisions of sections 3, 4 and 5 and the person asserting any claim contemplated by this section 8 was not provided with a copy of the Prospectus or any amendment to the Prospectus or other document which corrects any misrepresentation or alleged misrepresentation which is the basis of such claim and which was required, under Applicable Securities Laws, to be delivered to such person by the Underwriter.

(i)

If the Corporation has assumed the defense of any suit brought to enforce a claim hereunder, the Indemnified Person shall provide the Corporation copies of all documents and information in its possession pertaining to the claim, take all reasonable actions necessary to preserve its rights to object to or defend against the claim, consult and reasonably cooperate with the Corporation in determining whether the claim and any legal proceeding resulting therefrom should be resisted, compromised or settled and reasonably cooperate and assist in any negotiations to compromise or settle, or in any defense of, a claim undertaken by the Corporation.

9.	Contribution

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is due in accordance with its terms but is, for any reason, held by a court to be unavailable from the Corporation on grounds of policy or otherwise, the Corporation and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit), costs (including, without limitation, legal fees and disbursements on a full indemnity basis), damages and expenses (or claims, actions, suits or proceedings in respect thereof) to which they may be subject or which they may suffer or incur:

(a)	in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand, and by the Underwriter on the other hand, from the offering of the Offered Shares; or

(b)

if the allocation provided by subsection 9(a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in subsection 9(a) above but also to reflect the relative fault of the Underwriter on the one hand, and the Corporation, on the other hand, in connection with the statements, commissions or omissions or other matters which resulted in such liabilities, claims, demands, losses, costs, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Underwriter, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the offering received by the Corporation (net of fees but before deducting expenses) bear to the fees received by the Underwriter. In the case of liability arising out of the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum or any Supplementary Material, the relative fault of the Corporation, on the one hand, and of the Underwriter, on the other hand, shall be determined by reference, among other things, to whether the misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing referred to in section 8 relates to information supplied or which ought to have been supplied by, or steps or actions taken or done on behalf of or which ought to have been taken or done on behalf of the Corporation or the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing referred to in section 8.

The amount paid or payable by an Indemnified Person as a result of liabilities, claims, demands, losses (other than losses of profit), costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof) referred to above shall, without limitation, include any legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending such liabilities, claims, demands, losses, costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof) whether or not resulting in any action, suit, proceeding or claim.

Each of the Corporation and the Underwriter agrees that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding sections. The rights to contribution provided in this section 9 shall be in addition to, and without prejudice to, any other right to contribution which the Underwriter or other Indemnified Persons may have.

Any liability of the Underwriter under this section 9 shall be limited to the amount actually received by the Underwriter under section 2.

10.	Expenses

Whether or not the transactions contemplated herein shall be completed all costs and expenses (including applicable GST) of or incidental to the transactions contemplated hereby including, without limitation, those relating to the distribution of the Offered Shares, shall be borne by the Corporation including, without limitation, all costs and expenses of or incidental to the preparation, filing, reproduction (including the commercial copies thereof) of the Preliminary Prospectus, the Prospectus, the U.S. Placement Memorandum, any Supplementary Material and the delivery thereof to the Underwriter, the fees and expenses of the Corporation’s counsel, the fees and expenses of agent counsel retained by the Corporation or the Corporation’s counsel, the fees and expenses of the Corporation’s transfer agent and any auditors, engineers and other outside consultants, all stock exchange listing fees, the fees (to a maximum of $50,000) and the reasonable disbursements (estimated to be $5,000) of Underwriter’s counsel together with applicable GST and the reasonable out-of-pocket expenses of the Underwriter, payable by certified cheque or bank draft to the Underwriter (or as it may direct) upon Closing (or such amounts may be deducted from the subscription proceeds from the issuance of the Offered Shares hereunder and deliver a net certified cheque(s) or bank draft(s) as contemplated by section 13(a) hereof) as a prepaid estimate of the legal fees and disbursements of Underwriter’s counsel (and out-of-pocket expenses of the Underwriter), such amount to be disbursed by the Underwriter. Any balance remaining after payment of all invoices will be returned by the Underwriter to the Corporation.

11.	Termination

(a)	The Underwriter may, without liability, terminate its obligations hereunder, by written notice to the Corporation in the event that after the date hereof and at or prior to the Closing Time:

(i)

any order to cease or suspend trading in any securities of the Corporation or prohibiting or restricting the distribution of any of the Offered Shares is made, or proceedings are announced, commenced or threatened for the making of any such order, by any securities commission or similar regulatory authority, the Exchange or any other competent authority, and such order or proceeding has not been rescinded, revoked or withdrawn;

(ii)

any inquiry, action, suit, investigation or other proceeding (whether formal or informal) in relation to the Corporation or any of its directors or senior officers is announced, commenced or threatened by any securities commission or similar regulatory authority, the Exchange or any other competent authority or there is a change in law, regulation or policy or the interpretation or administration thereof, if in the reasonable opinion of the Underwriter the change, announcement, commencement or threatening thereof adversely affects the trading or distribution of the Offered Shares or any other securities of the Corporation and which has not been rescinded, revoked or withdrawn;

(iii)

there shall have occurred or be discovered any adverse change, as determined by the Underwriter in its sole discretion, acting reasonably, in the business, operations, capital or condition (financial or otherwise), or business prospects of the Corporation or its properties, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) which in the opinion of the Underwriter, could reasonably be expected to have a material adverse effect on the market price or value or marketability of the Offered Shares or any other securities of the Corporation;

(iv)

there should develop, occur or come into effect or existence, or be announced, any event, action, condition or occurrence of national or international consequence, or any law, action, regulation or other occurrence of any nature whatsoever, which, in the sole opinion of the Underwriter, acting reasonably, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets generally or the business, operations or affairs of the Corporation;

(v)

the Underwriter shall become aware of any material information with respect to the Corporation which had not been publicly disclosed or disclosed in writing to the Underwriter at or prior to the date hereof and which in the sole opinion of the Underwriter, acting reasonably, could be expected to have a material adverse effect on the market price or value of the Offered Shares or the marketability of the Offered Shares or any other securities of the Corporation; or

(vi)	the Corporation shall be in breach of, default under or non-compliance with any representation, warranty, covenant, term or condition of this Agreement in any material respect.

(b)

The Underwriter may exercise any or all of the rights provided for in subsection 11(a) or sections 12 or 16 notwithstanding any material change, change, event or state of facts and notwithstanding any act or thing taken or done by the Underwriter or any inaction by the Underwriter, whether before or after the occurrence of any material change, change, event or state of facts including, without limitation, any act of the Underwriter related to the offering or continued offering of the Offered Shares for sale and any act taken by the Underwriter in connection with any amendment to the Prospectus (including the execution of any amendment or any other Supplementary Material) and the Underwriter shall only be considered to have waived or be estopped from exercising or relying upon any of its rights under or pursuant to subsection 11(a) or sections 12 or 16 if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

(c)

Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered to the Corporation provided that no termination shall discharge or otherwise affect any obligation of the Corporation under sections 8, 9, 10 or 17. The rights of the Underwriter to terminate its obligations hereunder are in addition to, and without prejudice to, any other rights or remedies it may have.

(d)

If the Underwriter elects to terminate its obligation to purchase the Offered Shares as aforesaid, whether the reason for such termination is within or beyond the control of the Corporation, the liability of the Corporation hereunder with respect to the Underwriter shall be limited to the indemnity referred to in section 8, the contribution rights referred to in section 9 and the payment of expenses referred to in section 10.

12.	Closing Documents

The obligations of the Underwriter hereunder to purchase the Offered Shares at the Closing Time shall be conditional upon all representations and warranties and other statements of the Corporation herein being, at and as of the Closing Time, true and correct in all material respects, the Corporation having performed in all material respects, at the Closing Time, all of its obligations hereunder theretofore to be performed and the Underwriter receiving at the Closing Time:

(a)

favourable legal opinions of the Corporation’s counsel addressed to the Underwriter, in form and substance satisfactory to the Underwriter, acting reasonably, with respect to such matters as the Underwriter may reasonably request relating to the Corporation, the offering of the Offered Shares and the transactions contemplated hereby, including, without limitation, opinions or confirmations to the effect that:

(i)

the Corporation and each of its material Subsidiaries (other than certain Subsidiaries located or doing business in Mexico) is validly subsisting and has the corporate power to carry on its business and to own its properties and assets and is qualified to carry on business under the laws of each of the jurisdictions in which it carries on a material portion of its business;

(ii)

the Corporation has the corporate power and capacity to enter into this Agreement and to perform its obligations set out herein and this Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except that the validity, binding effect and enforceability of the terms of agreements and documents are subject to such qualifications as may be relevant, including the qualification that such validity, binding effect and enforceability may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors’ rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the applicable laws regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owned by it may be limited under applicable law; and (vii) the rights to indemnity, contribution and waiver under the documents which may be limited or unavailable under applicable law;

(iii)

the execution and delivery of this Agreement and the fulfillment of the terms hereof by the Corporation, and the performance of and compliance with the terms of this Agreement by the Corporation does not and will not result in a breach of, or constitute a default under, and does not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under: (a) any applicable laws of Bermuda or the Province of Alberta or the federal laws of Canada applicable therein; (b) any term or provision of the articles, by-laws or other constating documents, as applicable, of the Corporation; (c) of which counsel is aware, any resolutions of the shareholders or directors (or any committee thereof) of the Corporation; (d) of which counsel is aware, any agreement listed as an exhibit to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and any subsequent filing made by the Corporation pursuant to the U.S. Securities Act; or (e) of which counsel is aware, any judgment, decree or order, of any court, governmental agency or body or regulatory authority having jurisdiction over or binding the Corporation or its properties or assets;

(iv)	the Offered Shares have been validly issued as fully paid and non-assessable Common Shares of the Corporation;

(v)

the Corporation is a “reporting issuer” not in default of any requirement of the Securities Act (Alberta) and the regulations thereunder and has a similar status under the Canadian Securities Laws of each of the Qualifying Provinces and is eligible to participate in NI 44-101 in each Qualifying Province;

(vi)	the attributes of the Offered Shares conform in all material respects with the description thereof contained in the Prospectuses;

(vii)	the Offered Shares are eligible investments as set out under the heading “Eligibility for Investment” in the Prospectuses;

(viii)

all necessary documents have been filed, all necessary proceedings have been taken and all legal requirements have been fulfilled as required under the Canadian Securities Laws of each of the Qualifying Provinces in order to qualify the Offered Shares for distribution in each of such Qualifying Provinces by or through registrants duly registered under the Canadian Securities Laws applicable in such provinces who have complied with the relevant provisions of such Canadian Securities Laws;

(ix)

the Corporation has the necessary corporate power and authority to execute and deliver the Prospectuses and all necessary corporate action has been taken by the Corporation to authorize the execution and delivery by it of the Prospectuses and the filing thereof, as the case may be, in each of the Qualifying Provinces in accordance with Canadian Securities Laws;

(x)

the Offered Shares are conditionally approved for listing and, upon notification to the Exchange of the issuance and sale thereof and fulfillment of the conditions of the Exchange, will be listed and posted for trading on the Exchange;

(xi)

Codan Services Limited and CIBC Mellon Trust Company have been appointed by the Corporation as the registrar and branch registrar and transfer agent for the Common Shares (including the Offered Shares);

(xii)

the form of the definitive certificate representing the Common Shares has been approved by the board of directors of the Corporation and complies with all legal requirements (including the requirements of the Exchange) relating thereto;

(xiii)	the authorized capital of the Corporation;

and as to all other legal matters, including compliance with Canadian Securities Laws in any way connected with the issuance, sale and delivery of the Offered Shares as the Underwriter may reasonably request.

It is understood that the respective counsel may rely on the opinions of local counsel acceptable to them as to matters governed by the laws of jurisdictions other than where they are qualified to practice law, and on certificates of officers of the Corporation, the transfer agent and the Corporation’s auditors as to relevant matters of fact. It is further understood that the Underwriter’s counsel may rely on the opinion of the Corporation’s counsel as to matters which specifically relate to the Corporation or the Offered Shares, including the issuance of the Offered Shares;

(b)

a favourable legal opinion by Winstead PC, the Corporation’s United States counsel in form and substance reasonably satisfactory to the Underwriter, which opinion may be subject to usual and customary qualifications for opinions of this type, to the effect that no registration under the U.S. Securities Act is required for the offer and sale of the Offered Shares by the Corporation and the Underwriter provided that the offer and sale of the Offered Shares are pursuant to and in accordance with the terms of this Agreement, including Schedule “A” attached hereto, and in reliance on Schedule “A” hereto and the agreement of the Underwriter provided under Exhibit A hereto, it being understood that such counsel need not express an opinion for the subsequent resale of the Offered Shares;

(c)

a certificate of the Corporation dated the Closing Date addressed to the Underwriter and signed on behalf of the Corporation by the President and Chief Executive Officer and the Vice President, Finance and Chief Financial Officer of the Corporation or such other officers of the Corporation satisfactory to the Underwriter, acting reasonably, certifying that:

(i)	the Corporation has complied with and satisfied all terms and conditions of this Agreement on its part to be complied with or satisfied at or prior to the Closing Time;

(ii)	the representations and warranties of the Corporation set forth in this Agreement are true and correct at the Closing Time, as if made at such time; and

(iii)

no event of a nature referred to in subsection 6(a), 6(b), 11(a)(i), 11(a)(ii), 11(a)(iii) or 11(a)(vi) has occurred or to the knowledge of such officer is pending, contemplated or threatened (excluding any requirement to make any determination as to the Underwriter’s opinion);

and each such statement shall be true and the Underwriter shall have no knowledge to the contrary;

(d)

a comfort letter of the Corporation’s auditors and those other auditors required to provide a “comfort letter” pursuant to subsection 4(c) addressed to the Underwriter and dated the Closing Date, satisfactory in form and substance to the Underwriter, acting reasonably, bringing the information contained in the comfort letters referred to in subsection 4(c) hereof up to the Closing Time, which comfort letters shall be not more than two Business Days prior to the Closing Date;

(e)

evidence satisfactory to the Underwriter that the Offered Shares have been conditionally listed on the Exchange, and upon notice to the Exchange shall be posted for trading as at the opening of business on the Closing Date or first trading date after notice of the issuance of the Offered Shares; and

(f)	such other certificates and documents as the Underwriter may request, acting reasonably.

13.	Deliveries

(a)

The sale of the Offered Shares to be purchased hereunder shall be completed at the Closing Time at the offices of the Corporation’s counsel in Calgary, Alberta or at such other place as the Corporation and the Underwriter may agree. Subject to the conditions set forth in section 12, the Underwriter, on the Closing Date, shall deliver to the Corporation, by certified cheque, bank draft or wire transfer, the amount of $0.80 per Offered Share against delivery by the Corporation of:

(i)	the opinions, certificates and documents referred to in section 12;

(ii)

definitive certificates representing, in the aggregate, all of the Offered Shares purchased hereunder registered, subject to subsection 13(b) below, in the name of CDS & Co. or in such name or names as the Underwriter shall notify the Corporation in writing not less than 24 hours prior to the Closing Time; and

(iii)

payment to Paradigm Capital Inc., by certified cheque, bank draft or wire transfer or such other means as the Corporation and the Underwriter may agree, of the Underwriting Fee provided for in section 2 in respect of the Offered Shares;

or the Underwriter may, in its discretion, deliver by certified cheque, bank draft or wire transfer the net amount of the amount in respect of the Offered Shares referred to above and the amount referred to in (iii) above.

(b)

Except for any sales made in the United States where certificates representing such Offered Shares shall be delivered, if the Corporation determines to issue the Offered Shares as a book-entry only security in accordance with the rules and procedures of The Canadian Depository for Securities Limited (“CDS”), then, as an alternative to the Corporation delivering to the Underwriter definitive certificates representing the Offered Shares in the manner and at the times set forth in this section 13:

(i)

the Underwriter will provide a direction to CDS with respect to the crediting of the Offered Shares to the accounts of the participants of CDS as shall be designated by the Underwriter in writing in sufficient time prior to the Closing Date to permit such crediting; and

(ii)

the Corporation shall cause the registrar and transfer agent of the Offered Shares, to deliver to CDS, on behalf of the Underwriter, one fully registered global certificate for the Offered Shares purchased hereunder, registered in the name of “CDS & Co.” as the nominee of CDS, to be held by CDS as a book-entry only security in accordance with the rules and procedures of CDS.

14.	Restrictions on Offerings

The Corporation agrees that, from the date hereof and ending on the date that is 90 days following the Closing Date, it will not offer, or announce the offering of, or make or announce any agreement to issue, sell, or exchange Common Shares or securities convertible or exchangeable into Common Shares without the prior consent of the Underwriter, not to be unreasonably withheld, except in connection with: (i) exercise of stock options and other similar issuances pursuant to the existing employee share purchase plan of the Corporation and other share compensation arrangements outstanding as of the date hereof; (ii) warrants outstanding as of the date hereof; (iii) the conversion of the Class B Shares, or (iv) as full or partial consideration for a bona fide, arm’s length acquisition by the Corporation. In addition, the Corporation shall use reasonable efforts to cause its executive officers and directors to enter into agreements on terms and conditions satisfactory to the Underwriter in which they will covenant and agree that they will not, for a period commencing on the date hereof and ending 90 days following the Closing Date, directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend, swap or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any common shares of the Corporation held by them, directly or indirectly, without first obtaining the written consent of the Underwriter, which consent will not be unreasonably withheld or delayed, and will not be withheld upon the occurrence of a take-over bid or similar transaction involving a change of control of the Underwriter.

15.	Notices

Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to the Corporation, c/o Mr. John Crisp, President and Chief Executive Officer, at the above address, Fax No. (361) 664-0599, with a copy to:

Bennett Jones LLP
Bankers Hall East
4500, 855 2nd Street SW
Calgary, Alberta T2P 4K7

Attention:	Tim Robson
Fax No.:	(403) 265-7219

and a copy to:

Winstead PC
24 Waterway
Suite 500
The Woodlands, Texas 77380

Attention:	R. Clyde Parker, Jr.
Fax No.:	(281) 681-5901

and, in the case of notice to be given to the Underwriter, be addressed to:

Paradigm Capital Inc.
630, 633 - 6th Avenue SW
Calgary, Alberta T2P 2Y5

Attention:	Kevin J. Smith
Fax No.:	(403) 265-8765

and a copy to:

Burstall Winger LLP
1600, 333 - 7th Avenue S.W.
Calgary, Alberta T2P 2Z1

Attention:	Jarrod Isfeld
Fax No.:	(403) 266-6016

or to such other address as the party may designate by notice given to the other. Each communication shall be personally delivered to the addressee or sent by facsimile transmission to the addressee, and:

(a)

a communication which is personally delivered shall, if delivered before 4:00 p.m. (local time at the place of delivery) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and

(b)

a communication which is sent by facsimile transmission shall, if sent on a Business Day before 4:00 p.m. (local time at the place of receipt), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent.

16.	Conditions

All terms, covenants and conditions of this Agreement to be performed by the Corporation shall be construed as conditions, and any breach or failure to comply with any material terms and conditions which are for the benefit of the Underwriter shall entitle the Underwriter to terminate its obligations to purchase the Offered Shares, by written notice to that effect given to the Corporation prior to the Closing Time. The Underwriter may waive in whole or in part any breach of, default under or non-compliance with any representation, warranty, term or condition hereof, or extend the time for compliance therewith, without prejudice to any of its rights in respect of any other representation, warranty, term or condition hereof or any other breach of, default under or non-compliance with any other representation, warranty, term or condition hereof, provided that any such waiver or extension shall be binding on the Underwriter only if the same is in writing.

17.	Survival of Representations and Warranties

All representations, warranties, terms and conditions herein (including, without limitation, those contained in section 7) or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the payment by the Underwriter for the Offered Shares and the distribution of the Offered Shares pursuant to the Prospectus and the U.S. Placement Memorandum and shall continue in full force and effect for the benefit of the Underwriter regardless of any investigation by or on behalf of the Underwriter with respect thereto.

18.	Underwriter’s Covenants

The Underwriter covenants and agrees with the Corporation that it will:

(a)

offer the Offered Shares for sale to the public in the Qualifying Provinces and may, subject to the terms of this Agreement, offer them for sale in the United States in the manner contemplated by Schedule “A” attached hereto;

(b)

conduct activities in connection with the proposed offer and sale of the Offered Shares in compliance with all the Applicable Securities Laws and cause a similar covenant to be contained in any agreement entered into with any member of any Selling Dealer Group established in connection with the distribution of the Offered Shares;

(c)	use all reasonable efforts to complete the distribution of Offered Shares as soon as possible;

(d)

not solicit subscriptions for the Offered Shares, trade in Offered Shares or otherwise do any act in furtherance of a trade of Offered Shares in any jurisdictions outside of the Qualifying Provinces, except as contemplated in Schedule “A” attached hereto or in other jurisdictions outside of Canada and the United States provided that such sales are made in accordance with the applicable securities laws of such jurisdictions and not engage in the Directed Selling Efforts as described in Schedule “A”; and

(e)

as soon as reasonably practicable after the Closing Date (and in any event within 30 days thereof) provide the Corporation with a breakdown of the number of Offered Shares sold in each of the Qualifying Provinces and, upon completion of the distribution of the Offered Shares, provide to the Corporation and to the Securities Commissions notice to that effect, if required by Canadian Securities Laws.

19.	Severance

If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

20.	Relationship Between the Corporation and the Underwriter

The Corporation: (i) acknowledges and agrees that the Underwriter has certain statutory obligations as a registrant under the Canadian Securities Laws and has fiduciary relationships with its clients; (ii) acknowledges and agrees that the Underwriter is neither the agent of the Corporation nor otherwise a fiduciary of the Corporation; and (iii) consents to the Underwriter acting hereunder while continuing to act for its clients. To the extent that the Underwriter’s statutory obligations as a registrant under the Canadian Securities Laws or fiduciary relationships with its clients conflicts with its obligations hereunder the Underwriter shall be entitled to fulfil its statutory obligations as a registrant under the Canadian Securities Laws and its duties to its clients. Nothing in this Agreement shall be interpreted to prevent the Underwriter from fulfilling its statutory obligations as a registrant under the Canadian Securities Laws or to act as a fiduciary of its clients.

21.	Stabilization

In connection with the distribution of the Offered Shares, the Underwriter may effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market, but in each case only as permitted by applicable law. Such stabilizing transactions, if any, may be discontinued at any time. The Underwriter proposes to offer the Offered Shares initially at the price of $0.80. After a reasonable effort has been made to sell all of the Offered Shares at the price specified, the Underwriter may subsequently reduce the selling price to investors from time to time in order to sell any of the Offered Shares remaining unsold. Any such reduction will not affect the proceeds received by the Corporation.

22.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Each of the Corporation and the Underwriter hereby attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta.

23.	Time of the Essence

Time shall be of the essence of this Agreement.

24.	Counterpart Execution

This Agreement may be executed in one or more counterparts each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement. Delivery of counterparts may be effected by facsimile or electronic transmission.

25.	Further Assurances

Each party to this Agreement covenants and agrees that from time to time it will, at the request of the requesting party, execute and deliver all such documents and do all such other acts and things as any party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

26.	Use of Proceeds

The Corporation agrees to use the proceeds from the issuance and sale of the Offered Shares in accordance with the disclosure in the Prospectuses, subject to the qualifications set forth therein.

27.	Entire Agreement

It is understood that the terms and conditions of this Agreement supersede any previous verbal or written agreement between the Underwriter and the Corporation.

[The remainder of this page was intentionally left blank.]

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to Paradigm Capital Inc.

PARADIGM CAPITAL INC.

By: (signed) “Kevin J. Smith”

ACCEPTED AND AGREED to as of the date of this Agreement.

FORBES ENERGY SERVICES LTD.

By:	(signed) “John E. Crisp”
John E. Crisp President and Chief Executive Officer

SCHEDULE “A”

COMPLIANCE WITH UNITED STATES SECURITIES LAWS

1.	For the purposes of this Agreement, the following terms will have the meanings indicated:

1.1

“Directed Selling Efforts” means “directed selling efforts” as defined in Regulation S and, without limiting the foregoing, but for greater clarity, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Offered Shares, and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Offered Shares;

1.2	“FINRA” means the Financial Industry Regulatory Authority, Inc. (f/k/a National Association of Securities Dealers or NASD);

1.3

“Foreign Issuer” means a “foreign issuer” as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule “A”, it means any issuer that is (a) the government of any country, or of any political subdivision of a country, other than the United States; or (b) a corporation or other organization incorporated or organized under the laws of any country other than the United States, except an issuer meeting the following conditions as of the last business day of its most recently completed second fiscal quarter: (1) more than 50 percent of the outstanding voting securities of such issuer are directly or indirectly owned of record by residents of the United States; and (2) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than 50 percent of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States.

1.4

“General Solicitation or General Advertising” means “general solicitation” or “general advertising”, as used in Rule 502(c) under the U.S. Securities Act, including, but not limited to, advertisements, articles, notices or other communications published on the Internet or in any newspaper, magazine or similar media or broadcast over radio, television or on the Internet, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

1.5	“Accredited Investor” means those “accredited investors” specified in Rule 501(a) of Regulation D;

1.6	“Qualified Institutional Buyer” means a “qualified institutional buyer” as defined in Rule 144A;

1.7	“Regulation D” means Regulation D promulgated under the U.S. Securities Act;

1.8	“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

1.9	“Rule 144A” means Rule 144A promulgated under the U.S. Securities Act;

1.10	“SEC” means the United States Securities and Exchange Commission;

1.11	“Selling Dealer Group” means the dealers and brokers other than the Underwriter and the U.S. Placement Agents who participate in the offer and sale of the Offered Shares pursuant to this Agreement;

1.12	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as defined in Regulation S;

1.13	“U.S. Placement Agents” means the U.S. registered broker-dealer affiliates of the Underwriter that make offers and/or sales in the United States; and

1.14	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

Capitalized terms used in this Schedule “A” but not defined herein have the meanings ascribed to them in the Underwriting Agreement to which this Schedule “A” is attached.

2.

The Underwriter may offer and sell the Offered Shares within the United States on the terms and subject to the conditions of this Schedule “A”. In connection therewith, the Corporation represents, warrants and covenants that:

2.1	the Corporation is a Foreign Issuer and reasonably believes there is no Substantial U.S. Market Interest with respect to the Common Shares;

2.2

none of the Corporation, its affiliates or any person acting on their behalf (other than the Underwriter, U.S. Placement Agents, or any members of the Selling Dealer Group or any person acting on its or their behalf, as to whom the Corporation makes no representation, warranty or covenant), has engaged or will engage in any Directed Selling Efforts with respect to the Offered Shares;

2.3

the Corporation is not, and following the application of the proceeds of the sale of the Offered Shares in the manner described in the U.S. Placement Memorandum and the Prospectus, will not be registered or required to be registered as an “investment company” under the United States Investment Company Act of 1940, as amended;

2.4

none of the Corporation, its affiliates or any person acting on their behalf, (other than the Underwriter, U.S. Placement Agents, or any members of the Selling Dealer Group or any person acting on its or their behalf, as to whom the Corporation makes no representation, warranty or covenant), has engaged in any form of General Solicitation or General Advertising or in any conduct involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act in connection with any offer or sale of the Offered Shares in the United States;

2.5

so long as any of the Offered Shares resold pursuant to Rule 144A are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act and cannot be sold pursuant to Rule 144(b)(1) under the U.S. Securities Act, the Corporation will, if it is neither subject to the reporting requirements of Section 13 or Subsection 15(d) of the U.S. Exchange Act nor exempt from such requirements pursuant to Rule 12g3-2(b) thereunder or if it is subject to such reporting requirements and fails to comply therewith, provide to any holder of those restricted securities, or to any prospective purchaser of those restricted securities designated by a holder, upon the request of that holder or prospective purchaser, at or prior to the time of sale, the information required to be provided by Rule 144A(d)(4) under the U.S. Securities Act (so long as that requirement is necessary in order to permit holders of the restricted securities to effect resales under Rule 144A);

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2.6

none of the Corporation, its affiliates or any person acting on its or their behalf (other than the Underwriter, U.S. Placement Agents, or any members of the Selling Dealer Group or any person acting on its or their behalf, as to whom the Corporation makes no representation, warranty or covenant), have taken, or will take, any action that would cause the exemptions or exclusions from registration, under Regulation S, Rule 506 of Regulation D or Rule 144A to be unavailable for the offer and sale of the Offered Shares pursuant to this Agreement;

2.7

the Offered Shares are not, and as of the Closing Time, the Offered Shares will not be, and no securities of the same class as the Offered Shares are or will be, listed on a national securities exchange in the United States registered under Section 6 of the U.S. Exchange Act, quoted in an “automated inter-dealer quotation system”, as such term is used in the U.S. Exchange Act, or convertible or exchangeable at an effective conversion premium (calculated as specified in Section (a)(6) of Rule 144A) of less than ten percent for securities so listed or quoted;

2.8	the Corporation will, within prescribed time periods, prepare and file any forms or notices required under the U.S. Securities Act or applicable state blue sky laws;

2.9

in connection with offers and sales of Offered Shares, the Corporation, its respective affiliates and any person acting on its or their behalf (other than the Underwriter, U.S. Placement Agents or any person acting on its or their behalf, or any members of the Selling Dealer Group, as to whom the Corporation makes no representation, warranty or covenant) have complied and will comply with the requirements for an “offshore transaction”, as such term is defined in Regulation S, for all sales made outside the United States;

2.10

none of the Corporation or any of its predecessors or affiliates have been subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminary or permanently enjoining such person for failure to comply with Rule 503 under Regulation D; and

2.11

if the Corporation is a “passive foreign investment company” within the meaning of section 1297(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Corporation or any offeree of Offered Shares or purchaser of Offered Shares in the United States, during any calendar year following the purchase of Offered Shares pursuant to this Underwriting Agreement, the Corporation shall provide to such person, upon written request, all information that would be required for income tax reporting purposes by a United States securityholder making an election to treat the Company as a “qualified electing fund” for the purposes of the Code.

3.

The Underwriter acknowledges that the Offered Shares have not been and will not be registered under the U.S. Securities Act or applicable state securities laws and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and applicable state securities laws. Accordingly, the Underwriter separately and not jointly represents, warrants and covenants, and will cause its U.S. Placement Agent to comply with such representations, warranties and covenants, that:

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3.1

it has not offered or sold, and will not offer or sell, (i) any Offered Shares, constituting part of its allotment within the United States except as provided in this Schedule “A”, or (ii) any Offered Shares outside of the United States except in accordance with Rule 903 of Regulation S. Accordingly, none of it, its affiliates or any person acting on its or their behalf has engaged or will engage in: (i) any offer to sell or any solicitation of an offer to buy, any Offered Shares to any person in the United States, (ii) any sale of Offered Shares to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States, or such Underwriter, affiliate or person acting on behalf of either reasonably believed that such purchaser was outside the United States, or any Directed Selling Efforts;

3.2

none of it, its affiliates or any person acting on its or their behalf has engaged or will engage in any form of General Solicitation or General Advertising or in any conduct involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act in connection with its offers or sales of the Offered Shares in the United States;

3.3

all offers and sales of the Offered Shares in the United States will be effected through its U.S. Placement Agent, which shall be duly registered with the SEC under the U.S. Exchange Act, registered in any applicable states pursuant to such states’ broker-dealer laws and be a member in good standing with FINRA, in each case, on the date hereof and at the date of any offer or sale of Offered Shares in the U.S., and shall be made in compliance with all applicable United States federal and state broker-dealer requirements;

3.4	its U.S. Placement Agent that purchases Offered Shares is a Qualified Institutional Buyer on the date hereof and at any applicable Closing Date;

3.5	it has not used and will not use any written material other than the U.S. Placement Memorandum and the documents attached thereto relating to the offering of Offered Shares in the United States;

3.6

each offeree in the United States, has been or will be provided by the Underwriter through its U.S. Placement Agent, with a copy of the U.S. Placement Memorandum including one or both of the Preliminary Prospectus and/or the Prospectus, and each purchaser in the United States will have received the final U.S. Placement Memorandum including the Prospectus at or prior to the time of purchase of any Offered Shares;

3.7

all purchasers of the Offered Shares in the United States purchasing pursuant to Rule 144A shall purchase such shares from an Underwriter or U.S. Placement Agent acting as principal and all purchasers of Offered Shares in the United States pursuant to Regulation D shall purchase such Offered Shares as Substitute Purchasers directly from the Corporation;

3.8

any offer, sale or solicitation of an offer to buy Offered Shares that has been made or will be made in the United States was or will be made only to a person it reasonably believes to be a Qualified Institutional Buyer or an Accredited Investor, as applicable, who is acquiring the Offered Shares (i) for its own account or (ii) for the account of a Qualified Institutional Buyer or an Accredited Investor, as the case may be, with respect to which it exercises sole investment discretion in a transaction that is exempt from registration under the U.S. Securities Act pursuant to Rule 144A or Rule 506 of Regulation D, as applicable, and in compliance with, or pursuant to an exemption from, the registration or qualification requirements of all applicable state securities laws;

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3.9

all purchasers of the Offered Shares who are buying such securities pursuant to Rule 144A shall be informed that the Offered Shares are being offered and sold to such purchasers in reliance on an exemption from the registration requirements of the U.S. Securities Act provided by Rule 144A and similar exemptions from the registration requirements of applicable state securities laws;

3.10

immediately prior to soliciting offerees in the United States and at the time of completion of each sale to a person in the United States, the Underwriter had reasonable grounds to believe and did believe that each offeree and purchaser of Offered Shares was a Qualified Institutional Buyer or an Accredited Investor, as the case may be;

3.11	prior to completion of any sale of Offered Shares in the United States or to any person that was offered Offered Shares in the United States;

3.12

that is an Accredited Investor (but not a Qualified Institutional Buyer), it will cause each such U.S. Purchaser to sign and deliver a U.S. subscription agreement in the form attached to the final U.S. Placement Memorandum; and

3.13

none of it, any of its affiliates or any person acting on any of its or their behalf has taken or will take, directly or indirectly, any action in violation of Regulation M under the U.S. Exchange Act in connection with the offer and sale of the Offered Shares.

4.	The Underwriter agrees that:

4.1

it will request its U.S. Placement Agent to provide the Corporation or CIBC Mellon Trust Company, at least one business day prior to the Closing Date, with a list of all purchasers of the Offered Shares in the United States;

4.2

at Closing Time, it, together with its U.S. Placement Agent offering or selling Offered Shares in the United States, will provide a certificate, substantially in the form of Exhibit A to this Schedule “A” relating to the manner of the offer and sale of the Offered Shares in the United States or will be deemed to have represented that neither it nor its U.S. Placement Agent offered or sold Offered Shares in the United States;

4.3

the Underwriter will use its reasonable best efforts to cause each member of the Selling Dealer Group to acknowledge in writing, for the benefit of the Corporation, its agreement to be bound by the provisions of this Schedule “A” in connection with all offers and sales of the Offered Shares in the United States. The Underwriter has not and will not make any other contractual arrangement for the distribution of the Offered Shares in the United States without the prior written consent of the Corporation;

4.4	all Offered Shares sold in the United States as part of this offering will bear a legend to the effect contained in the U.S. Placement Memorandum.

5.

It is understood and agreed by the Underwriter that the Offered Shares may be (i) offered and resold by the Underwriter and members of the Selling Dealer Group in the United States pursuant only to the provisions of Rule 144A to persons who are, or are reasonably believed by them to be, Qualified Institutional Buyers in transactions meeting the requirements of Rule 144A (ii) offered

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in the United States by the Underwriter, through its U.S. Placement Agents, and members of the Selling Dealer Group and sold directly by the Corporation to Substituted Purchasers pursuant to the provisions of Rule 506 of Regulation D, to persons who are, or are reasonably believed by the Underwriter and members of the Selling Dealer Group to be, Accredited Investors in transactions meeting the requirements of Rule 506 of Regulation D and in each case in compliance with, or pursuant to an exemption from, any applicable state securities laws of the United States.

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EXHIBIT A

UNDERWRITER’S CERTIFICATE

In connection with the private placement in the United States of the Offered Shares of Forbes Energy Services Ltd. (the “Corporation”) pursuant to the underwriting agreement dated December 4, 2009 between the Corporation and the Underwriter named therein (the “Underwriting Agreement”), each of the undersigned does hereby certify in favour of the Corporation as follows:

I.

the U.S. Placement Agent of the undersigned is on the date hereof, and was or will be on the date of each offer and sale of Offered Shares in the United States, duly registered as a broker or dealer with the SEC under the U.S. Exchange Act and in each applicable state pursuant to such state’s broker-dealer laws (unless exempted from the respective state’s broker-dealer registration requirements), and is a member of and in good standing with FINRA, and all offers and sales of Offered Shares in the United States will be effected by the U.S. Placement Agent in accordance with all U.S. federal and state broker-dealer requirements and in compliance with, or pursuant to an exemption from, the registration or qualification requirements of all applicable state securities laws;

II.

the Offered Shares have been offered in the United States only by the U.S. Placement Agent and were sold either (a) by the Corporation to Substituted Purchasers who were Accredited Investors, or (b) by the U.S. Placement Agent (or by the undersigned Underwriter through the U.S. Placement Agent) to Qualified Institutional Buyers;

III.

each offeree was provided with a copy of one or both of the preliminary U.S. Placement Memorandum including the Preliminary Prospectus and the final U.S. Placement Memorandum including the Prospectus for the offering of the Offered Shares in the United States and no other written material has been or will be used;

IV.

immediately prior to our transmitting a U.S. Placement Memorandum to such offerees, we had reasonable grounds to believe and did believe that each offeree was, and continue to believe that each such offeree purchasing Offered Shares from us who is in the United States or who was offered Offered Shares in the United States is, either a Qualified Institutional Buyer or an Accredited Investor, as applicable;

V.

no form of General Solicitation or General Advertising was used by us with respect to offers and sales of the Offered Shares, nor have we solicited offers for or offered to sell the Offered Shares by any means involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act;

VI.

prior to any sale of Offered Shares to an Accredited Investor (who is not also a Qualified Institutional Buyer) in the United States or who was offered Offered Shares in the United States, we caused such purchaser to sign a U.S. subscription agreement in the form attached to the final U.S. Placement Memorandum;

VII.

neither we nor any member of the Selling Dealer Group nor any of our or their affiliates, have taken or will take any action that would constitute a violation of Regulation M under the U.S. Exchange Act; and

VIII.	the offer and sale of the Offered Shares in the United States has been conducted by us in accordance with the terms of the Underwriting Agreement including Schedule “A” attached thereto.

Unless otherwise defined, capitalized terms used in this certificate have the meanings given to them in the Underwriting Agreement, including Schedule “A” attached thereto.

Dated December •, 2009.

[UNDERWRITER]		[U.S. BROKER-DEALER AFFILIATE]

By:		By:
	Name: Title:		Name: Title:

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